October 1, 1997




BT Insurance Funds Trust
One Exchange Place
Boston, MA 02109

RE:      Post-Effective Amendment No. 4 to
         Form N-1A Registration Statement
         File Nos. 333-00479 and 811-07507

Ladies and Gentlemen:

         The undersigned is Counsel of First Data Investor Services Group, Inc., which serves as administrator to BT Insurance Funds Trust (the "Trust"). In such capacity, from time to time and for certain purposes, I act as counsel for the Trust. In connection with the Registration under the Securities Act of 1933 of an indefinite number of shares of beneficial interest having a par value of $.001 per share (the "Shares") of the U.S. Bond Index Fund (the "Fund") of the Trust, I have examined such matters as I have deemed necessary and I am of the opinion that as permitted by its Declaration of Trust, and assuming the Trust or its agent receives consideration for its Shares in accordance with the terms of the current Prospectus and Statement of Additional Information at the time of sale, the Shares will be duly authorized and validly issued and fully paid and non-assessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts laws, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust provides that if a shareholder of any series of the Trust (such as the Fund) is charged or held personally liable solely by reason of being or having been a shareholder, the shareholder shall be entitled out of the assets of said series to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder incurring financial loss on account of shareholders liability is limited to circumstances in which that series itself would be unable to meet its obligations.

         I consent to the filing of this opinion with and as part of the aforementioned Post-Effective Amendment to the Trust's Registration Statement.

                                Very truly yours,

                                BRIGID O. BIEBER

                                Brigid O. Bieber
                                Counsel


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